Exhibit 2.5

Keen Vision Acquisition Corporation

Kenneth KC Wong

Chairman/Chief Executive Officer

Strictly Private and Confidential

April 14, 2026

Professor Ronald A. Li, Chief Executive Officer

Medera Inc.

Novoheart Group Inc.

6 Tide Street, 2nd Floor,

Boston, MA 02210

Dear Sir,

RE: AMENDMENT TO BINDING LETTER OF INTENT DATED FEBRUARY 26, 2026

I refer to the binding letter of intent dated February 26, 2026 by and among Medera Inc., Novoheart Group Limited and Keen Vision Acquisition Corporation (the “LOI”). All defined terms in this letter shall have the respective meanings ascribed to them in the LOI.

Pursuant to our discussions, the Parties agree to extend the deadline for execution of the Replacement Merger Agreement from April 10, 2026 to April 30, 2026. Accordingly, the references in the LOI to “April 10, 2026” in Recital D and paragraph 3 of the LOI are each hereby deleted and replaced by “April 30, 2026.”

Except as so amended, the LOI remains in full force and effect.

[SIGNATURE PAGE TO FOLLOW]

Amendment of LOI dated February 26, 2026

Page 2/2

If the foregoing correctly sets forth our understanding with respect to the amendment of the LOI, please so confirm by signing and returning one copy of this letter.

Very truly yours,

/s/ Kenneth KC Wong
For and on behalf of
Keen Vision Acquisition Corporation
Name:	Kenneth KC Wong
Position:	Chief Executive Officer

Confirmed and agreed to this 14th day of April, 2026:

For and on behalf of
Medera Inc.

/s/ Ronald A. Li
Name:	Ronald A. Li
Position:	Chief Executive Officer

Accepted and Agreed for and on behalf of
Novoheart Group Ltd.

/s/ Ronald A. Li
Name:	Ronald A. Li
Position:	Chief Executive Officer